EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


Subsidiaries of GTDATA Corporation, a Nevada corporation:

        GT Data Corporation, a Delaware corporation (100%)

        Technical Services & Logistics, Inc. (100% owned by GT Data Corporation)